Exhibit 4.52

[Translated from the original Chinese version]

FRAMWORK AGREEMENT ON EXERCISING PURCHASE OPTION

among

Party A: Zhihong Wang

and

Party B: Na Zhang

and

Shanghai Chongzhi Co., ltd.
Shanghai Decheng Information Technology Co, Ltd.

April 6, 2010
BEIJING, CHINA

The framework agreement is entered into as of the date of April 6, 2010 in Beijing, People's Republic of China (the "PRC") by and among the following parties:

Party A: Zhihong Wang
Address: Block C 938-941#，International Enterprise Building, Financial Street No. 35, Xicheng District, Beijing, PRC.
ID No.:362321197403130015

Party B: Na Zhang
Address: Block C 938-941#，International Enterprise Building, Financial Street No. 35, Xicheng District, Beijing, PRC.
ID No.: 130602197808120643

Party C: Shanghai Decheng Information Technology Co, Ltd.

Address: 106#, NO.2 Building, NO.407, Datong Road, Bao Town, Chongming County, Shanghai, P.R.C.

Party D:   Shanghai Chongzhi Co., ltd.
Address: 118#, NO.2 Building, NO.300, Nang Road, Bao Town, Chongming County, Shanghai, P.R.C.

Whereas:

1.
Party A and Ran Yuan is current shareholders of Party C which have made registrations at the Administration of Industry and Commerce authorities, and each holding 45% and 55% shares in Party C respectively

2.
Party D is a limited liability company duly organized and validly existing under the laws of the People’s Republic of China, and provide technical support, strategic consultation and other relevant services to Party C

3.
To finance the investment by Party A in Party C, Party D has entered into Loan Agreements (“Loan Agreement”) with Party A and Party B respectively in 2010, providing Party A with loan of RMB45, 000. Pursuant to the Loan Agreement, Party A has invested the full amount of the loans in Party C's registered capital

4.
As the consideration for the loans provided by Party D to Party A, Party A entered into a Purchase Option and Cooperation Agreement (“Purchase Option Agreement”) with Party C and Party D on DATE, granting Party D the exclusive option to purchase all or part of shares/assets in Party C holding by Party A at any time, in accordance with China laws

5.
For making securities of the payment obligations of Party C under numerous agreements executed between Party , Party A entered into a Share Pledge Agreement (“Pledge Agreement”) with Party D in 2010, pledging their respective shares in Party C to Party D

6.
Party D is intended to exercise the purchase option to purchase entire shares in Party C holding by Party A in accordance with the Purchase Option Agreement, and designates Party B as the subject to exercise the aforesaid purchase option

Therefore, in accordance with the principle of sincere cooperation, mutual benefit and joint development, through friendly negotiation, the Parties hereby enter into the following agreements:

1.	Exercise of the Purchase Option

1.1
Party D hereby authorizes Party B in accordance with the purchase option granted to Party B under Article 2.1 of the Purchase Option Agreement, and Party B agrees to accept the aforesaid authorization, on behalf of Party D, to purchase entire shares in Party C holding by Party A a in accordance with the conditions stipulated in the Purchase Option Agreement.

1.2
In accordance with Article 3 under the Purchase Option Agreement, the purchase price of entire shares in Party C holding by Party A, purchased by Party B in accordance with Party D’s authorization, shall be the sum of the loan principal lent by Party D to Party A, which is equivalent to RMB45, 000. (“Purchase Price”).

2.	Share Transfer

2.1
Party A shall enter into a Share Transfer Agreement (“Share Transfer Agreement”) with Party B, in accordance with the content and form of Appendix II hereto, within thirty (30) days after receiving exercise notice from Party D (“Appendix I”), in accordance with Article 2.3 of the Purchase Option Agreement, and other documents required to make change registrations at industrial and commerce authorities

3.	Loan Arrangements

3.1
The purchase price of entire shares in Party C holding by Party A, purchased by Party B shall be contributed in full amount by Party D. However, Party B shall enter into a loan agreement with Party D to the satisfaction of Party D, in accordance with the content and form of Appendix III hereto.

3.2
Party B agree and irrevocably instruct Party D to pay the aforesaid loan provided to Party B, which used to purchase Party A’s shares,  directly to Party A, in accordance with the conditions and terms stated in the frame agreement.

3.3
Party A agrees to contribute his entire income obtained from selling the shares in Party C in accordance with the agreement, to perform its repayment obligations to Party D under the Loan Agreement. The Loan Agreement among Party A and Party D will be terminated when Party A pay off all the loans in accordance with Article 4.2 hereof.

4.	Payment and Obligation Set-off

4.1
In accordance with article 3.2 hereof, the parties agree the purchase price shall be paid by Party D to Party A directly, at the day of share change registration procedures at industrial and commerce authorities are completed, concerning entire shares in Party C holding by Party A, purchased by Party B(“Registration Day”). Whereas Party A shall pay off all the loans when Party D exercises the purchase option, in accordance with article 3.1 of Loan Agreement, Party D agrees the aforesaid payment made by Party D to Party A will then be set off by the loan principal which shall be paid by Party D to Party A under the Loan Agreement. As the aforesaid set-off is completed, Party B is not required to make any other payments to Party A for the purpose of paying for the purchase price, and Party A is not required to make any other payments to Party D for the purpose of repaying the loan.

4.2
Notwithstanding the foregoing agreement, when the set-off is completed, Party A shall issue a receipt to Party B for all purchase price it received (“Party A’s Receipt”, as Appendix IV hereto), and shall expressly acknowledge Party B’s payment obligation under the Share Transfer Agreement has been carried out. Party D shall issue immediately a receipt to Party A for entire loan principal it received (“Party D’s receipt”, as Appendix V hereto) after Party A has issued the aforesaid Party A’s receipt, shall expressly acknowledge Party A’s payment obligation under the Loan Agreement has been carried out, and the Loan Agreement entered into by and among Party A, and Party D will be terminated upon the date of this Agreement.

5.	Change of Purchase Option Agreement

5.1
The parties agree that, as one prerequisite to Party D’s contribution of purchase price to Party B, Party B shall enter into a new purchase option and cooperation agreement with Party C and Party D, in accordance with the content and form stipulated in Appendix VI hereto, at the date of the execution of the Share Transfer Agreement.

5.2
Except as otherwise stated or agreed by the parties, all obligations of Party A under the original Purchase Option Agreement and Proxy on the voting rights issued to Party D will be terminated at the registration day.

6.	Change of Pledge Agreement

6.1
The parties agree that, as one prerequisite to Party D’s contribution of purchase price to Party B, Party B shall enter into a new pledge agreement with Party D, in accordance with the content and form stipulated in Appendix VII hereto, at the date of the execution of the Share Transfer Agreement.

6.2	The parties agree that, the Pledge Agreement entered into by Party Band Party D will be terminated upon the date of this Agreement.

6.3
The original Pledge Agreement will be terminated at the Registration Day. Except as otherwise stated or agreed by the parties, all obligations of Party A under the original Pledge Agreement will be terminated at the Registration Day.

7.	Confidentiality

Without prior approval of the parties, any party shall keep confidential the content of the agreement, and shall not disclose to any other person the content of the agreement or make any public disclosure of the content hereof. However, the article does not make any restrictions on (i) any disclosure made in accordance with relevant laws or regulations of any stock exchange market; (ii) any disclosed information which may be obtained through public channels, and is not caused so by the defaulting of the disclosing party; (iii) any disclosure to shareholders, legal consultants, accountants, financial consultants and other professional consultants of any parties; or (iv) disclosure made to one party’s potential buyer of shares/assets, other investors, debt or share financing providers, and the receiving party shall make proper confidentiality undertakings (in the event that the transfer party is not Party F, the approval from Party F shall be obtained as well).

8.	Notification

8.1
Any notice, request, requirement and other correspondences required by the Agreement or made in accordance with the Agreement, shall be made in written form and sent to the addresses of the parties first above written herein.

8.2
Notices hereunder shall be sent to the other party’s address and/or number, by ways of personal delivery, prepaid registered airmail, acknowledged carrier or fax. Such notices shall be deemed to have been effectively given on the following dates: (1) notices delivered by person shall be deemed to have been effectively served on the date of personal delivery; (2) notices sent by prepaid registered airmail shall be deemed to have been effectively served on the seventh day after the day they were delivered for mailing (as indicated by the postmark);  (3) notices sent by courier service shall be deemed to have been effectively served on the third day after they were delivered to an acknowledged courier; (4) notices sent by facsimile shall be deemed to have been effectively served on the first working day after being transmitted.

9.	Dispute Resolution

9.1
Any dispute arises from the interpretation or performance of terms hereof by the parties, shall be settled through friendly consultation. If the parties fail to make a written agreement after consultation, the dispute shall be submitted for arbitration in accordance with the agreement. The arbitration shall be final and exclusive. Unless otherwise expressly stipulated herein, any party waives expressly its right to submit a dispute to court for a legal action, and the waiver is irrevocable.

9.2
The arbitration shall be submitted to China International Economic and Trade Arbitration Committee (“Arbitration Committee”) to be arbitrated in accordance with then-in-force arbitration rules. The place of arbitration shall be Beijing. Unless otherwise stipulated in the arbitration award, the arbitration fee (including reasonable attorney fees and expenses) shall be borne by the losing party.

10.	Supplementary Provisions

10.1
The failure or delay of any party hereof to exercise any right hereunder shall not be deemed as a waiver thereof, nor any single or partial exercise of any right preclude further exercise thereof in future by the party.

10.2	The headings of articles herein are provided for the purpose of index. Such headings shall in no event be used or affected interpretations of the terms herein.

10.3
The conclusion, effectiveness, interpretation of the agreement and the settlement of disputes in connection therewith, shall be governed by laws of Hong Kong Special Administration Region of the People’s Republic of China.

10.4
Each party hereunder concludes the agreement with legal purpose. Each term hereof is severable and independent from the others. If at any time one or more of such terms is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining terms hereof shall not in any way be affected thereby; and the parties shall make every endeavor to negotiate and arrive at new terms to substitute the invalid, illegal and unenforceable terms, and preserve as near as possible business purposes of the original terms.

10.5
Upon the effectiveness of the agreement, the parties shall fully perform the agreement. Any modifications of the agreement shall only be effective in written form, through consultations of the parties, and obtained necessary authorization and approval by Party C and Party D respectively

10.6	Matters not covered in the agreement shall be dealt with in a supplementary agreement, and annexed hereto. The supplementary agreement shall have the same legal force as the agreement

10.7	The agreement is executed in six original copies, which are equally authentic. Each party hereto shall hold one copy.

10.8	The agreement shall be effective upon execution.

(The reminder of this page is intentionally left blank.)

[Signature page, no body text]

The Frame Agreement is executed by the following parties：

Party A: Zhihong Wang
(signature):/s/

Party B: Na Zhang
(signature):/s/

Party C: Shanghai Decheng Information Technology Co, Ltd.
(signature): /s/

Party D: Shanghai Chongzhi Co., ltd.
(signature): /s/

Appendix I Option Exercise Notice

Option Exercise Notice

To: Zhihong Wang
Address: 9/F., Tower C, Corporate Square, No.35 Financial Street, Xicheng District, Beijing, P.R.C.

Date: April 6, 2010

Dear Zhihong Wang,

As per the Purchase Option and Cooperation Agreement entered into on April 6, 2010 among us and others, we hereby designate Na Zhang (ID Number: 130602197808120643) to acquire 45% of the equity interests of Shanghai Decheng Information Technology Co, Ltd. which accounting for 100% equity interests owned by you. Please carry out all necessary procedures to complete the transfer of shares within [30] days of this Notice.

Yours truly,

____________________
Shanghai Chongzhi Co., ltd.
(Seal)

Appendix II Share Transfer Agreement

Share Transfer Agreement

Exhibit III: Loan Agreement and Receipts for the Loan

LOAN AGREEMENT
The Loan Agreement (the "Agreement") is entered into as of April 6, 2010 among the following parties in Beijing, the People's Republic of China (the "PRC"):

PARTY A: Shanghai Chongzhi Co., ltd. (“LENDER”)
Address: 106#, NO.2 Building, NO.407, Datong Road, Bao Town, Chongming County, Shanghai, P.R.C.

PARTY B: Na Zhang (BORROWER)
Address: Block C 938-941#，International Enterprise Building, Financial Street No. 35, Xicheng District, Beijing, PRC.
ID No.: 130602197808120643

Party A and Party B will each be referred to as a "Party" and collectively referred to as the "Parties."

WHEREAS,

1. The Lender is a wholly foreign owned enterprise duly organized and validly existing under the laws of the PRC.

2. The Borrowers desire to acquire 45% equity interest in Shanghai Decheng Information Technology Co, Ltd.in the PRC ("Company"). The Borrowers desire to borrow loans from the Lender to acquire 45% equity interest in the Company, and the Lender agrees to provide such loans to Borrowers.

THEREFORE, in accordance with the principle of sincere cooperation, mutual benefit and joint development, through friendly negotiation, the Parties hereby enter into the following agreements pursuant to relevant PRC laws and regulations.

1.	AMOUNT AND PURPOSE

1.1	Loan Amount: the Lender agrees to provide a loan with the amount of RMB 45, 000 from its self-owned fund to Party B.

1.2
Purpose of the Loan: the Borrower shall only use the Loan hereunder to acquire 45% equity interest in the Company as registered capital. Without the prior written consent of the Lender, the Borrowers shall not use such Loan for any other purpose, or pledge their equity interests in the New Company to any other third party.

2.	PAYMENT FOR THE LOAN

2.1	Payment Notice: the Lender shall deposit the loan amount to the following accounts designated by the Borrowers within ten days after the execution of this Agreement.

3.	TERM, REPAYMENT AND INTEREST OF THE LOAN

3.1
The term of the loan shall be 10 years and may be renewed pursuant to the agreement between the Parties ("Term"). Notwithstanding the foregoing, in the following circumstances, the Borrowers shall repay the Loan regardless if the Term has expired:

(1)  The Borrowers decease or become a person without legal capacity or with limited legal capacity;

(2)  The Borrowers commit a crime or are involved in a criminal act; or

(3)  The Lender or its designated assignee can legally purchase the Borrowers' shares in the New Company under the PRC law and the Lender chooses to do so.

3.2
The Borrowers can repay the Loan by transferring all of their equity interests in the New Company to the Lender or a third party designated by the Lender when such transfer is permitted under the PRC law. In the event (1) the Borrowers transfer all of their equity interests in the New Company to the Lender or a third party designated by the Lender when such transfer is permitted under the PRC law, or (2) the Borrowers receive dividends from the New Company, the Borrowers shall deposit all the funds or dividends obtained from such transfer or the New Company, as the case may be, to the account designated by the Lender (no matter such amount is higher or less than the principal amount of the Loan).

3.3
The Lender and the Borrowers hereby jointly agree and confirm that the Lender, has the right to, but has no obligation to, purchase or designate a third party (legal person or natural person) to purchase all or part of Borrower's interest in the New Company at a price equal to the amount of the Loan when such purchase is allowed under the PRC law. If Lender or the third party assignee designated by Lender only purchases part of Borrower's interest in the New Company, the purchase price shall be reduced on a pro rata basis.

3.4
In the event when the Borrowers transfer their interest in the New Company to the Lender or a third party transferee designated by Lender, (i) if the total of (1) the actual transfer price paid by Lender or the third party transferee and (2) the dividends obtained from the New Company by the Lender (if applicable) equals or is less than the principal amount of the Loan, the Loan shall be deemed as interest free; (ii) if the total of (1) the actual transfer price paid by Lender or the third party transferee and (2) the dividends obtained from the New Company by the Lender (if applicable) is higher than the principal amount of the Loan, the amount exceeding the principal amount of the Loan shall be deemed as an interest accrued on the Loan and paid by Borrowers to Lender in full.

4.	CONFIDENTIALITY

The Parties acknowledge and confirm that any oral or written materials concerning this Agreement exchanged between them are confidential information. The Parties shall protect and maintain the confidentiality of all such confidential data and information and shall not disclose to any third party without the other party's written consent, except (a) the data or information that was in the public domain or later becomes published or generally known to the public, provided that it is not released by the receiving party, (b) the data or information that shall be disclosed pursuant to applicable laws or regulations, and (c) the data or information that shall be disclosed to One Party's legal counsel or financial counsel who shall also bear the obligation of maintaining the confidentiality similar to the obligations hereof. The undue disclosing of the confidential data or information of One Party's legal counsel or financial counsel shall be deemed the undue disclosing of such party who shall take on the liability of breach of this Agreement.

5.	DISPUTE RESOLUTION

5.1	The execution, validity, interpretation, performance, implementation, termination and settlement of disputes of this Agreement shall be governed by the laws of the PRC

5.2
Any dispute arising from or in connection with this Agreement shall be settled through friendly negotiation. If the parties fail to make any written agreement within thirty days after consultation, such dispute will be submitted (by the Lender or the Borrowers) to the China International Economic and Trade Arbitration Commission ("CIETAC") in accordance with its arbitration rules/procedures. The arbitration shall commence from the date of filing. The tribunal will be composed of one (1) arbitrator appointed by the chairman of CIETAC. The arbitration shall be final and bind the Parties. Unless otherwise stipulated by the arbitrator, the arbitration fee (including reasonable attorney fees and attorney expenses) shall be borne by the losing party.

6.	EFFECTIVENESS

6.1
This Agreement shall become effective after the execution of the Parties. The Agreement can be terminated by one Party through sending a written notice to the other Parties thirty days prior to the termination. Otherwise any Party shall not terminate this Agreement unilaterally without the mutual agreement of the Parties.

7.	AMENDMENT

7.1
Upon the effectiveness of the agreement, the parties shall fully perform the agreement. Any modifications of the agreement shall only be effective in written form through consultations of the parties. Any modification and supplementary to this Agreement after signed by both Parties, become an integral part of this Agreement, and has the same legal force with this Agreement.

8.	MISCELLANEOUS

8.1	The headings of articles herein are provided for the purpose of reference. Such headings shall in no event be used or affected interpretations of the terms herein.

8.2
Matters not covered in the agreement shall be dealt with in a supplementary agreement, and annexed hereto. The supplementary agreement shall be an integral part of this Agreement and have the same legal force as the agreement.

8.3	Any provision of this Agreement that is invalid or unenforceable shall not affect the validity and enforceability of any other provisions hereof.

8.4	The agreement is executed in three original copies with same legal effect. Each party hereto shall hold one copy.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date and year first hereinabove set forth.

Party A:

Shanghai Chongzhi Co., ltd.

-------------------------
Seal
Authorized Representative:

Party B: Na Zhang

-------------------------
(signature)

RECEIPT

Date: April 6, 2010

According to the Loan Agreement entered into between Shanghai Chongzhi Co., ltd. and I on April 6, 2010, I have received all of the loan. The obligation of payment of Shanghai Chongzhi Co., ltd. under the Loan Agreement has been fully fulfilled.

Na Zhang (signature):
ID No.: 130602197808120643

Exhibit IV: Receipts for all of the prices for the transferred shares from Party A and Party B

Receipt

To: Na Zhang
Date: April 8, 2010

According to the Share Transfer Agreement entered into among Na Zhang and I on April 2010, I have received all of the prices for the transferred shares. The obligation of payment of Na Zhang under the Loan Agreement has been fully fulfilled.

____________________
Zhihong Wang (Signture)
ID No.: 363321197403130015